Exhibit 10.15

WRIGHT & COMPANY, INC.’S
EVALUATION OF VARIOUS ATLAS PARTNERSHIPS TO THE
INTERESTS OF THE PARTNERSHIPS EFFECTIVE
DECEMBER 31, 2008, JOB 09.1078

Wright & Company, Inc.
Petroleum Consultants

March 13, 2009

Atlas Energy Resources, LLC
Westpointe Corporation Center One - 2nd Floor
1550 Corapolis Heights Road
Moon Township, PA 15108

ATTENTION: Mr. Jeffrey C. Simmons

SUBJECT: Evaluation of Various Atlas Partnerships
To the Interests of the Partnerships
Effective December 31, 2008
Job 09.1078

Gentlemen:

Wright & Company, Inc. (Wright) has performed an evaluation to estimate proved reserves and cash flow from certain oil and gas properties that are a part of various Atlas Partnerships (Partnerships). This evaluation was authorized by Mr. Jeffrey C. Simmons of Atlas Energy Resources, LLC (Atlas). Projections of the reserves and cash flow to the evaluated interests were based on economic parameters and operating conditions considered to be applicable as of December 31, 2008. It is the understanding of Wright that the purpose of this evaluation is for year end financial reporting for the Partnerships as appropriate.

The summaries for each Partnership are provided in the Summaries section of this report. The attached ***Exhibit A*** contains a list of the various Partnerships that were evaluated by Wright along with their associated Total Proved net reserves and values effective December 31, 2008.

The bases of this evaluation are the projected volumes evaluated by Wright in its report entitled "*EXECUTIVE SUMMARY REPORT, Evaluation of Oil and Gas Reserves to the Interests of Atlas Energy Resources, LLC, in Certain Properties Located in Various States, Pursuant to the Requirements of the Securities and Exchange Commission, Effective December 31, 2008, Job 08.1050*" dated February 27, 2009 (Report).

The properties evaluated in this report are located in the states of Indiana, Kentucky, New York, Ohio, Pennsylvania, Tennessee, and West Virginia. No inspection of the properties was made as this was not considered to be within the scope of this evaluation.

Oil and gas reserves were evaluated for the proved developed producing (PDP), proved developed nonproducing (PDNP), proved developed nonproducing shut-in (PNDP-SI), proved developed nonproducing temporarily abandoned (PDNP-TA), and proved undeveloped (PUD) categories. Please note that reserves categorized as PUD in this evaluation are from wells that were drilled in 2008, but were not yet fractured and completed by the effective date of this report. Wright did not include any undrilled PUD locations in this report in accordance with the

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mail@wrightandcompany.com

instructions of Atlas. The summary classification of total proved reserves combines all of the above categories.

All data utilized in the preparation of this report with respect to interests, oil and gas prices, gas contract terms, operating expenses, investments, salvage values, abandonment costs, well information, and current operating conditions, as applicable, were provided by Atlas. Data obtained after the effective date of the report, but prior to the completion of the report, were used only if such data were applied consistently. If such data were used, the reserves category assignments reflect the status of the wells as of the effective date. All production data were provided by Atlas. Projection start dates for certain newer properties may have been shifted to allow for the two month delay in receipt of expected revenue for the associated production. Wright has reviewed all data for reasonableness and, unless obvious errors were detected, has accepted the data as correct. It should be emphasized that revisions to the projections of reserves and economics included in this report may be required if the provided data are revised for any reason. No inspection of the properties was made as this was not considered to be within the scope of this evaluation.

Effective date prices were provided by Atlas. According to Atlas, the gas prices used for this evaluation were based on certain contract language as applicable. The base price used represents the spot price for the December 30, 2008 transaction date for flow date December 31 as published in *Gas Daily* for Henry Hub Louisiana sales points. The base price was interpreted by Atlas and confirmed by Wright to be $5.710 per Mmbtu (million British thermal units). This base gas price may have been adjusted, by lease, for energy content, transportation fees, and regional price differentials. According to Atlas, a small portion of gas sales contracts are based on a Columbia Gas Transmission (TCo) Index or Consolidated Natural Gas (CNG) Appalachia Index in effect as of December 31, 2008, as published in *Gas Daily*. Adjustments were made, as appropriate, based on certain contracts and agreements with the particular gas purchasers. Where appropriate, fixed prices according to contracts were used until the contract expired. At the end of the contract period, the applicable December 31, 2008, base price was used. All contracts and agreements were interpreted by Atlas. Wright did not review any contracts.

For oil sold in Appalachia, the price was based upon the Ergon Oil Corporation posted prices for oil as of December 31, 2008, by area. In Tennessee, the *West Texas Intermediate (WTI) All Other Areas* year-end posted price of $33.75 per barrel, adjusted for transportation, was used as the effective date price. For oil sold outside of Appalachia, the *WTI Cushing Oklahoma* year-end posted price of $44.60 per barrel was used as the base price. For properties in Michigan, a negative basis differential of $6.35 was applied to the WTI base price.

No attempt has been made to account for oil or gas price fluctuations that have occurred in the market subsequent to the effective date of this report. After the effective date, prices were held constant for the life of the properties except where adjusted by contract. All oil and gas prices for this evaluation were provided by Atlas and were used in accordance with their instructions. It should be emphasized that with current economic uncertainties, fluctuations in market conditions could significantly change the economics in this report.

Operating expenses were provided by Atlas and represented, when possible, the latest available estimated average of all recurring expenses that are billable to the working interest owners and to the Partnerships. These expenses included, but were not limited to, all direct operating expenses, field overhead costs, and any ad valorem taxes not deducted separately. Expenses for workovers, well stimulations, and other maintenance were not included in the operating expenses unless such work was expected on a recurring basis. Judgments for the exclusion of the nonrecurring expenses were made by Atlas. Any internal indirect overhead costs (general and administrative), which are not billable to the working interest owners, were not included. For new and developing properties where data were unavailable, operating expenses were estimated by Atlas based on analogy with similar properties. Operating costs were held constant for the life of the properties. Contractual transportation expenses were deducted where appropriate. In addition, tax preparation fees and other fees for outside services for each Partnership were provided by Atlas and were applied in accordance with their instructions.

Standard state severance taxes have been deducted as appropriate. All taxes were based on current published rates and were used in accordance with the instructions of Atlas. According to Atlas, any ad valorem taxes not deducted separately were included in the operating expenses.

This report includes only those costs and revenues which were provided by Atlas that are directly attributable to the individual leases and areas. There could exist other revenues, overhead costs, or other costs associated with Atlas and the Partnerships that are not included in this report. Such additional costs and revenues are outside the scope of this report. It should be noted that no opinion is expressed by Wright as to the fair market value of the evaluated properties. This report is not a financial statement for the Partnerships or Atlas, and should not be used as the sole basis for any transaction concerning the Partnerships, Atlas, or the evaluated properties.

All capital costs for drilling and completion of wells and nonrecurring hook-up, workover, or operating costs have been deducted as applicable. These costs were provided by Atlas. No adjustments were made to account for the potential effect of inflation on these costs.

In accordance with the instructions of Atlas, neither salvage values nor abandonment costs were included in the projections of reserves and economics. It was assumed that any salvage value would be directly offset by the cost to abandon the property. Wright has not performed a detailed study of the abandonment costs or the salvage values and offers no opinion as to Atlas' assumption.

No consideration was given in this report to potential environmental liabilities that may exist concerning the properties evaluated. There are no costs included in this evaluation for potential liability for restoration and to clean up damages, if any, caused by past or future operating practices.

The estimates of reserves contained in this report were determined by accepted industry methods and in accordance with the attached Definitions of Oil and Gas Reserves. Methods

utilized in this report include extrapolation of historical production trends and analogy to similar producing properties.

There are significant uncertainties inherent in estimating reserves, future rates of production, and the timing and amount of future costs. Oil and gas reserves estimates must be recognized as a subjective process that cannot be measured in an exact way and estimates of others might differ materially from those of Wright. The accuracy of any reserves estimate is a function of the quality of available data and of subjective interpretations and judgments. It should be emphasized that production data subsequent to the date of these estimates or changes in the analogous properties may warrant revisions of such estimates. Accordingly, reserves estimates are often different from the quantities of oil and gas that ultimately are recovered.

Wright is an independent consulting firm and does not own any interests in the properties covered by this report. No employee, officer, or director of Wright is an employee, officer, or director of Atlas or the Partnerships. Neither the employment of nor the compensation received by Wright is contingent upon the values assigned to the properties covered by this report.

This report should be considered in its entirety and should not be used for any purpose other than that outlined herein without the expressed written authorization of an officer of Wright.

It has been a pleasure to serve you by preparing this evaluation. All related data will be retained in our files and are available for your review.

Very truly yours,

Wright & Company, Inc.

Wright & Company, Inc.

DRW/kl
Attachments
Job 09.1078

EXHIBIT A

Job 09.1078

Partner ID No.	Partnership	Total Proved Net Reserves		Cash Flow (BTAX), M$	10.00 PCT Cum. Disc. (BTAX), M$
		Oil, Mbbl	Gas, Mmcf		
000019	1999 VIKING RESOURCES LTD PTNR	2.396	818.011	2,954.981	1,582.188
000024	1991 VIKING RESOURCES LTD PTNR	8.767	504.985	2,067.299	1,047.000
000026	1992 VIKING RESOURCES LTD PTNR	3.431	91.210	230.400	151.586
000027	1992-2 VIKING RESOURCES LTD	1.357	44.118	115.472	84.561
000028	1993 VIKING RESOURCES LTD PTNR	7.736	163.808	497.470	333.013
000029	1994 VIKING RESOURCES LTD PTNR	0.519	729.087	2,101.397	1,217.672
000030	1995 VIKING RESOURCES LTD PTNR	2.497	844.884	2,209.337	1,357.923
000031	1996 VIKING RESOURCES LTD PTNR	26.403	1,053.390	3,360.184	1,984.321
000032	1997 VIKING RESOURCES LTD PTNR	5.185	824.164	2,227.320	1,397.982
000033	1998 VIKING RESOURCES LTD PTNR	0.000	788.496	2,487.474	1,406.672
100941	ATLAS RESOURCES PUBLIC 17-2008(B)LP	89.397	48,760.517	161,941.003	84,897.097
100942	ATLAS RESOURCES PUBLIC 17-2007(A)	98.309	26,754.270	92,169.714	49,953.364
100943	ATLAS AMERICA SERIES 27-2006 L.P.	12.767	6,919.451	23,112.801	13,929.238
100944	ATLAS AMERICA PUB #16-2007	106.801	19,761.171	64,607.714	41,161.638
100945	ATLAS AMERICA PUB #15-2006(B)	29.671	17,726.258	60,986.609	35,252.182
100946	ATLAS AMERICA PUB #15-2005(A)	12.318	6,601.889	24,566.036	13,698.958
100947	ATLAS AMERICA SERIES 26-2005	20.343	3,907.685	13,737.455	8,081.511
100949	ATLAS AMERICA PUB #14-2004 LTD	19.339	5,936.913	20,098.039	11,658.657
100957	ATLAS ENERGY NINETIES - 10	0.000	311.635	809.821	493.849
100958	ATLAS ENERGY NINETIES - 11	0.012	115.506	274.621	178.276
100959	ATLAS AMERICA SERIES 25-2004A	4.316	4,624.368	17,387.252	9,911.317
100961	ATLAS AMERICA SERIES 21-A	18.882	2,476.047	8,641.012	4,726.152
100962	ATLAS AMERICA SERIES 21-B	15.225	2,849.685	9,556.965	5,253.117
100964	ATLAS ENERGY NINETIES - JV 92	0.000	496.093	1,216.011	734.244
100966	ATLAS AMERICA SER 22-2002 LTD	2.397	1,923.171	6,461.952	3,514.416
100967	ATLAS ENERGY NINETIES-PUBLIC 1	0.000	280.370	648.383	392.358
100971	ATLAS ENERGY NINETIES - 14	0.000	798.532	1,651.020	1,024.128
100973	ATLAS ENERGY NINETIES-PUBLIC 3	0.193	643.063	1,795.063	976.869
100974	ATLAS ENERGY NINETIES - 15	0.000	1,662.262	3,963.762	2,306.850
100975	ATLAS AMERICA SER 23-2002 LTD	1.583	1,284.092	3,587.749	2,186.939
100976	ATLAS AMERICA PUB.#11-2002 LTD	11.432	4,134.746	12,836.639	7,467.155
100978	ATLAS ENERGY NINETIES-PUBLIC 4	0.000	629.690	1,364.906	844.386
100979	ATLAS ENERGY NINETIES - 16	0.000	1,410.492	3,804.857	2,082.011
100982	ATLAS ENERGY NINETIES - 17	0.000	1,565.438	4,301.428	2,433.393
100985	ATLAS ENERGY NINETIES - 18	0.000	1,855.465	4,535.415	2,713.231
100988	ATLAS ENERGY NINETIES - 19	1.080	2,112.107	5,775.087	3,318.403

Partner ID No.	Partnership	Total Proved Net Reserves		Cash Flow (BTAX), M$	10.00 PCT Cum. Disc. (BTAX), M$
		Oil, Mbbl	Gas, Mmcf		
100990	ATLAS AMERICA SER 24-2003A LTD	45.714	2,346.840	9,693.050	5,394.091
100991	ATLAS AMERICA SER 24-2003B LTD	4.581	3,162.575	11,305.844	6,073.477
100992	ATLAS AMERICA PUB #12-2003 LTD	2.486	5,428.104	17,843.433	9,986.640
100993	ATLAS AMERICA SERIES 25-2004B	10.328	3,609.513	12,123.110	7,095.054
100994	ATLAS ENERGY PUBLIC #8	0.230	1,304.234	3,242.779	1,909.837
100996	ATLAS AMERICA PUBLIC 9 LTD	14.491	2,380.963	7,369.613	4,300.079
100997	ATLAS AMERICA SERIES 20 LTD	28.672	2,883.308	8,976.375	5,209.712
100940	ATLAS RESOURCES PUBLIC 18-2008(A)LP	2.589	15,555.853	37,145.863	14,621.863
100948	ATLAS AMERICA PUB #14-2005(A)	27.986	8,200.465	29,015.063	16,520.890
100968	ATLAS ENERGY NINETIES-1993 LTD	0.000	71.042	76.804	61.528
100970	ATLAS ENERGY NINETIES-PUBLIC 2	0.000	193.208	406.133	249.380
100981	ATLAS ENERGY NINETIES-PUBLIC 5	0.000	811.298	1,838.380	1,123.972
100984	ATLAS ENERGY NINETIES-PUBLIC 6	0.000	1,756.771	4,731.536	2,667.522
100989	ATLAS ENERGY - PUBLIC #7	0.936	1,312.056	3,199.249	1,904.377
100998	ATLAS AMERICA PUBLIC 10 LTD	13.158	3,486.102	10,928.233	6,237.584
100963	ATLAS ENERGY NINETIES - 12	0.000	363.168	1,062.583	547.007